Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated November 29, 2011

Relating to Preliminary Prospectus Supplement dated November 29, 201

Registration Statement No. 333-169401

IMPORTANT NOTICE: You must read the following before continuing.

The following applies to the attached prospectus supplement and the prospectus to which it is, in turn, attached (together, the “Prospectus”) and to the related free writing prospectuses.  You are advised to read this carefully before reading, accessing or making any other use of the Prospectus. In accessing the Prospectus, you agree to be bound by the following terms and conditions, including any modifications to them any time you receive any information from us as a result of such access. You acknowledge that this electronic transmission and the delivery of the attached Prospectus Supplement is intended for you only and you agree you will not forward this electronic transmission or the attached Prospectus Supplement to any other person.

NOTHING IN THIS ELECTRONIC TRANSMISSION CONSTITUTES AN OFFER OF THE SECURITIES FOR SALE IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO DO SO.

YOU ARE NOT AUTHORIZED TO AND YOU MAY NOT FORWARD OR DELIVER THE ATTACHED PROSPECTUS SUPPLEMENT, ELECTRONICALLY OR OTHERWISE, TO ANY OTHER PERSON OR REPRODUCE SUCH PROSPECTUS SUPPLEMENT IN ANY MANNER WHATSOEVER.

Restrictions on Distribution Outside the United States and Switzerland: The offering described in this Prospectus may not be made to the public except under the laws of the United States and Switzerland.  If offers to you are subject to the laws of another jurisdiction, you are reminded that this Prospectus has been delivered to you on the basis that you are a person into whose possession this Prospectus may be lawfully delivered in accordance with the laws of the jurisdiction in which you are located. If you have gained access to this document contrary to the foregoing restrictions, you will be unable to purchase any of the securities described therein. You should not reply by e-mail to this announcement, and you may not purchase any securities by doing so. Any reply e-mail communications, including those you generate by using the “reply” function on your e-mail software, will be ignored or rejected.

The materials relating to the offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. No action has been or will be taken in any jurisdiction by the issuer or the underwriters that would or is intended to, permit a public offering of the securities, or possession or distribution of the Prospectus or any other offering or publicity material relating to the securities, in any country or other jurisdiction where action for that purpose is required. If a jurisdiction requires that the offering be made by a licensed broker or dealer and the underwriters or any affiliate of the underwriters is a licensed broker or dealer in that jurisdiction, the offering shall be deemed to be made by the underwriters or such affiliate in such jurisdiction.

This Prospectus has been sent to you in an electronic form. You are reminded that documents transmitted via this medium may be altered or changed during the process of electronic transmission and consequently neither the issuer, the underwriters nor any person who controls them nor any director, officer, employee or agent of them or affiliate of any such person accepts any liability or responsibility whatsoever in respect of any difference between the Prospectus distributed to you in electronic format and the hard copy version. If permitted by law, we will provide a hard copy version to you upon your request.

Your receipt of this electronic transmission is at your own risk and it is your responsibility to take precautions to ensure that it is free from viruses and other items of a destructive nature.

The Prospectus does not constitute a listing prospectus under the listing rules of the SIX Swiss Exchange.

This email is being sent to you for your use only, and should not be forwarded to anyone else without the express permission of the issuer or the underwriters.

The issuer has filed a registration statement (including the attached prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the attached prospectus and prospectus supplement and other documents the issuer has filed with the SEC (including the related free writing prospectus dated November 29, 2011, if you are in Switzerland) for more complete information about the issuer and this offering. You may get additional copies of these documents for free by visiting EDGAR on the SEC Web site at

www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you additional copies if you request it by calling, toll-free, Barclays Capital Inc. at 888-603-5847 or Credit Suisse Securities (USA) LLC at 1-800-221-1037.

Additional copies of the prospectus and prospectus supplement for this offering (including the related free writing prospectus) are available in Switzerland free of charge from Credit Suisse AG, Zurich, Switzerland (Facsimile +41 44 333 35 93, E-mail: equity.prospectus@credit-suisse.com).